Exhibit 99.10

ITEM 6.     Selected Financial Data

In the following table, the Company’s financial, production and other data for 2006 reflect the acquisition of Latigo Petroleum, Inc. (“Latigo”) on May 2, 2006.  The financial, production and other data for 2006 and 2005 reflect the Company’s Canadian oil and gas exploration, development and production activities in its wholly owned subsidiary Northrock Resources (“Northrock”) as discontinued operations. Northrock, which was acquired on September 27, 2005 was sold in August of 2007. The Company’s results for periods presented prior to 2006 reflect its oil and gas exploration, development and production activities in the Kingdom of Thailand and Hungary, which were sold in 2005, as discontinued operations.  The selected financial data should be read in conjunction with “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and notes thereto included under “Item 8 – Financial Statements and Supplementary Data.”

	For the Year Ended December 31,
	2006	2005		2004	2003		2002
	(Expressed in millions, except per share and production data)
Financial Data
Revenues and other:
Crude oil and condensate	$405.8	$413.4		$417.1	$426.4		$282.0
Natural gas	457.8	621.1		512.6	397.3		231.3
Natural gas liquids	61.1	47.6		43.4	32.4		24.4
Oil and gas revenues	924.7	1,082.1		973.1	856.1		537.7
Other	5.8	3.8		3.8	2.0		1.3
Total	$930.5	$1,085.9		$976.9	$858.1		$539.0

Income from continuing operations before cumulative
effect of change in accounting principle	$377.8	$261.0		$249.0	$235.2		$68.6
Income from discontinued operations, net of tax	68.4	489.7	(a)	12.7	59.9		38.4
Cumulative effect of change in accounting principle	—	—		—	(4.2	)(b)	—
Net income	$446.2	$750.7		$261.7	$290.9		$107.0
Per share data:
Basic income from operations before cumulative
effect of change in accounting principle -
From continuing operations	$6.56	$4.32		$3.90	$3.76		$1.18
From discontinued operations	1.18	8.11		0.20	0.96		0.67
Basic income from operations before cumulative
effect of change in accounting principle	$7.74	$12.43		$4.10	$4.72		$1.85
Diluted income from operations before cumulative
effect of change in accounting principle -
From continuing operations	$6.50	$4.28		$3.87	$3.67		$1.16
From discontinued operations	1.18	8.04		0.19	0.93		0.61
Diluted income from operations before cumulative
effect of change in accounting principle	$7.68	$12.32		$4.06	$4.60		$1.77

Cash dividends on common stock	$0.30	$0.25		$0.2125	$0.20		$0.12
Price range of common stock:
High	$60.42	$59.69		$51.34	$49.50		$39.28
Low	$38.01	$41.59		$39.25	$34.29		$23.00

Weighted average number of common
shares outstanding
Basic	57.6	60.4		63.8	62.5		57.9
Diluted	58.1	60.9		64.4	64.6		64.3
Long-term debt at year end	$2,319.7	$1,643.4		$755.0	$487.3		$722.9
Shareholders’ equity at year end	$2,567.4	$2,098.6		$1,727.9	$1,453.7		$1,077.8
Total assets at year end	$6,971.1	$5,675.7		$3,481.1	$2,758.7		$2,491.6

Production (Sales) Data
Net daily average production
and weighted average price:
Natural gas (MMcf per day)	201.5	231.6		244.3	210.4		201.3
Price (per Mcf)	$6.22	$7.35		$5.73	$5.17		$3.15
Crude oil and condensate (Bbl per day)	17,717	22,337		29,530	40,173		30,971
Price (per Bbl)	$62.75	$50.70		$38.59	$29.08		$24.95
Natural gas liquids (Bbl per day)	4,492	3,842		4,220	4,109		4,480
Price (per Bbl)	$37.28	$33.93		$28.09	$21.59		$14.94

	For the Year Ended December 31,
	2006	2005	2004	2003	2002
	(Expressed in millions)
Capital Expenditures
(including interest capitalized)
Oil and gas:
Domestic Onshore -
Exploration	$210.2	$117.1	$29.0	$26.2	$14.5
Development	371.2	143.3	159.5	118.0	117.2
Purchase of properties	1,046.2	46.0	583.8	177.7	—
Domestic Offshore -
Exploration	12.1	63.8	54.3	28.1	33.6
Development	35.1	20.9	74.0	23.9	100.7
Purchase of properties	—	—	24.7	—	—
Other international -
Exploration	0.1	—	5.6	0.1	—
Development	—	0.1	—	—	—
Total oil and gas	1,674.9	391.2	930.9	374.0	266.0
Other	4.7	6.0	6.2	2.5	3.3
Total	$1,679.6	$397.2	$937.1	$376.5	$269.3

a)              Includes approximately $408 million of after-tax gain on the sale of the Company’s operation in Hungary and Thailand.

b)             Effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations.”  This new accounting standard required a change in the accounting for asset retirement obligations.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations, Application of Critical Accounting Policies and Management’s Estimates, Future Development and Abandonment Costs” for further discussion of the provisions of SFAS 143.